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                                                                   EXHIBIT 23.2


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors and Shareholders
Quality Food Centers, Inc.
Bellevue, Washington


We consent to the incorporation by reference in Registration Statement Nos. 33-32878, 33-34073, 33-38736, 33-69512, 33-69514 and 33-84202 of Quality Food
Centers, Inc. ("QFC") all on Form S-8 of our report dated March 3, 1995, on the statements of assets and liabilities associated with the business to be acquired and the related statements of revenues and expenses of Olson's Food Stores, Inc. as of and for the years ended October 29, 1994 and October 30, 1993 included in Quality Food Centers, Inc.'s Current Report on Form 8-K/A dated March 2, 1995, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
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Seattle, WA
May 1, 1995